Exhibit 8.1
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750
May 15, 2007
Bank of New Jersey
204 Main Street
Fort Lee, NJ 07024
Ladies and Gentlemen:
Pursuant to the Plan of Acquisition, dated December 1, 2006 (the “Plan”), by and between Bancorp of New Jersey, Inc., a New Jersey corporation (“Acquirer”), and Bank of New Jersey, a New Jersey commercial bank (“Target”), shares of stock in Target will be exchanged for shares of stock in Acquirer and Target will become a direct, wholly-owned subsidiary of Acquirer in a reorganization under N.J.S.A. 17:9A-355 et. seq. (the “Reorganization”).
We have acted as legal counsel to Target in connection with the Reorganization and in that connection you have requested our opinion regarding certain U.S. federal income tax consequences of the Reorganization. As such, and for the purpose of rendering our opinion, we have examined and are relying, with your permission (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):
1. The Plan;
2. The registration statement of Acquirer on Form S-4 to which this opinion is an exhibit filed with the Securities and Exchange Commission in connection with the Reorganization (the “Registration Statement”), and the proxy statement/prospectus included in the Registration Statement (the “Proxy/Prospectus”);
3. The representations made to us by Acquirer and Target in their letter to us dated the date hereof; and
4. Such other instruments and documents related to the formation, organization and operation of Acquirer and Target and to the consummation of the Reorganization as we have deemed necessary or appropriate for purposes of our opinion.
Philadelphia           Boston            Washington, D.C.           Detroit           New York           Pittsburgh

           Berwyn            Harrisburg            Orange County            Princeton            Wilmington
www.pepperlaw.com

Bank of New Jersey

May 15, 2007
For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), (i) that the Reorganization will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Plan without the waiver of any conditions to any party’s obligation to effect the Reorganization, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the effective date of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Reorganization will be effective under applicable federal and state laws.
Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification.
Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that the statements made under the caption “Material United States Federal Income Tax Consequences” in the Registration Statement, insofar as they constitute statements of law or legal conclusions concerning U.S. federal income tax law, are correct in all material respects.
Our opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the Internal Revenue Service would agree with the opinion expressed herein or, if contested, the opinion would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. We undertake no responsibility to advise you of any new developments in the application or interpretation of relevant federal tax laws. If any of the facts or assumptions pertinent to the U.S. federal income tax treatment of the Reorganization specified herein or any

Bank of New Jersey

May 15, 2007
of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization or any other transactions.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
Pepper Hamilton LLP
Pepper Hamilton LLP